Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement No. 207 - dated Monday, December 10, 2007 (To: Prospectus Dated October 29, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XA78	$52,447,000.00	100.000%	3.150%	$50,794,919.50	FIXED	6.150%
SEMI-ANNUAL
								12/15/2037	06/15/2008	$31.09	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2012 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 12/15/2012 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co.,  Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC, WaMu Investments, Inc.

Bank of America

Offering Dates:  Monday, December 03, 2007 through Monday, December 10, 2007
Trade Date: Monday, December 10, 2007 @12:00 PM ET
Settlement Date: Thursday, December 13, 2007
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa2
S & P Ratings Services Rating: Subordinated: AA-
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus dated 29-Oct-04